Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Treace Medical Concepts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other(2)	3,831,831(3)	$1.81(2)	$6,935,614.11	$138.10 per $1,000,000	$957.81
Total Offering Amounts					$6,935,614.11		$957.81
Total Fee Offsets(4)							$--
Net Fee Due							$957.81

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(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on May 1, 2026.
(3)
Consists of (i) 3,193,193 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2026 under the 2021 Incentive Award Plan by operation of an automatic annual increase provision therein and (ii) 638,638 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2026 under the 2021 Employee Stock Purchase Plan by operation of an automatic annual increase provision therein.
(4)
The Registrant does not have any fee offsets.